FIFTH AMENDMENT TO AMENDED AND RESTATED
                          LOAN AND SECURITY AGREEMENT

     This Fifth Amendment is made to that certain Amended and Restated Loan and Security Agreement executed as of October 1, 1994 by and between Deutsche Financial Services Corporation, f/k/a ITT Commercial Finance Corp ("ITT"), ("DFS"), Deutsche Financial Services, a division of Deutsche Bank Canada, successor-in-interest to ITT Commercial Finance, a division of ITT Industries of Canada Ltd., ("DFSC")(DFS and DFSC are hereinafter collectively referred to as "DFS"), and Gehl Company ("Gehl") and its subsidiaries, including, but not limited to, Hedlund Martin, Inc., Gehl Power Products, Inc., Mustang Manufacturing Company, Inc. and Mustang Finance, Inc. (collectively "Gehl Company") as amended ("Agreement").

     FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which is acknowledged, DFS and Gehl Company agree to amend the Agreement as follows:

     1. All subsection letter designations in Subsection 1.1 of the Agreement are deleted.

     2. The following definition is incorporated into Subsection 1.1 as if fully and originally set forth therein:

          "'Maturity Date':  December 31, 2000."

     3. The last clause of the first sentence of subsection 2.1(a) of the Agreement is deleted in its entirety and restated as follows:

          "for the period commencing on the execution of this Agreement until the Maturity Date."

     4. Section 2.1.2 of the Agreement is deleted in its entirety and restated as follows:

               "Gehl Company agrees to pay DFS in advance of each year of this Agreement an annual Credit Facility Fee (sometimes also referred to herein as a "charge") equal to the lesser of (a) (i) One Hundred Thousand Dollars ($100,000.00) on each of December 31, 1997 and December 31, 1998, (ii) Twenty-five Thousand Dollars on December 31, 1999, and (b) the highest charges from time to time permitted by applicable law (and amounts received from Gehl Company in excess of such highest permitted amount or rate will be considered reductions of principal to the extent of such excess). DFS will rebate to Gehl Company certain amounts of such Credit Facility Fee based on the average daily outstanding balance under the Credit Facility during a calendar year ("ADB"), as set out below, ("Rebates") by January 30 of the following calendar year, provided that Gehl has not given notice of termination of the Agreement prior to payment of any applicable rebate.

                       1998 Rebate
           ADB in 1998                Rebate Amount
    $30,000,000.01 or greater          $75,000.00
  $25,000,000.01-$30,000,000.00        $37,500.00
  $20,000,000.01-$25,000,000.00        $18,750.00
     $20,000,000.00 or less                $0

                       1999 Rebate
           ADB in 1999                Rebate Amount
    $25,000,000.01 or greater          $75,000.00
 $20,000,000.01 -$25,000,000.00        $56,250.00
  $15,000,000.01-$20,000,000.00        $37,500.00
 $10,000,000.01 -$15,000,000.00        $18,750.00
     $10,000,000.00 or less                $0

                         2000.00
 The Credit Facility Fee payable on December 31, 1999 is
 Twenty-Five Thousand Dollars ($25,000.00) and, regardless of ADB, no rebate is payable for calendar year 2000.


     5. The first three sentences of Section 8.1 of the Agreement are deleted in their entirety and restated as follows:

          "This Agreement shall terminate on the Maturity Date. This Agreement may not be terminated by either party prior to the Maturity Date, other than as a result of any Default by Gehl Company or any default by DFS hereunder. If Gehl Company terminates this Agreement prior to Maturity, Gehl will remain obligated to pay DFS all principal, interest, costs, expenses, fees and charges otherwise payable under this Agreement, including, without limitation, all Credit Facility Fees, as if the Agreement had not been terminated. Additionally in the event that Gehl terminates this Agreement prior to Maturity, Gehl will forfeit the right to receive any Rebates not paid by DFS prior to DFS' receipt of a notice of termination."

     6. The fourth sentence of Section 9.5 of the Agreement is deleted in its entirety and restated as follows:

          "All notices that Gehl Company sends to DFS will be sufficiently given if mailed or delivered to DFS at:

                    Deutsche Financial Services Corporation
                    655 Maryville Centre Dr.
                    St. Louis, MO  63141
                    Attention:  General Counsel

          or such other address as DFS may specify from time to time."


     7. All other terms and provisions of the Agreement remain unchanged and in full force and effect.

     IN WITNESS WHEREOF the dully authorized representatives of DFS, DFSC, and Gehl Company have executed this 5th Amendment to Amended and Restated Loan and Security Agreement as of this 5th day of February, 1998.

     GEHL COMPANY                  HEDLUND MARTIN, INC.

     By: s/s W.D. Gehl             By: s/s W.D. Gehl
     Title: President              Title: President

     By: s/s Kenneth P. Hahn       By: s/s Kenneth P. Hahn
     Title: Vice President         Title: Treasurer

     GEHL POWER PRODUCTS, INC.     MUSTANG MANUFACTURING COMPANY, INC.

     By: s/s W.D. Gehl             By: s/s W.D. Gehl
     Title: President              Title: Chairman of the Board

     By: s/s Kenneth P. Hahn       By: s/s Kenneth P. Hahn
     Title: Treasurer              Title: Vice President

     MUSTANG FINANCE, INC.

     By: s/s W.D. Gehl
     Title: Chairman of the Board

     By: s/s Kenneth P. Hahn
     Title: Vice President

     DEUTSCHE FINANCIAL SERVICES        DEUTSCHE FINANCIAL SERVICES,
     CORPORATION                        a division of Deutsche Bank Canada

     By: s/s Thomas L. Meredith         By: s/s Bill C. Blight
     Title: Vice President              Title: Vice President

                                        By:
                                        Title:

NEGOTIABLE PROMISSORY NOTE

$75,000,000.00                               February 5, 1998

     For value received, Gehl Company, Hedlund-Martin, Inc., Gehl Power Products, Inc., Mustang Manufacturing Company, Inc. and Mustang Finance, Inc. (individually and collectively, "Maker") jointly and severally promise to pay to Deutsche Financial Services f/k/a ITT Commercial Finance Corp. ("DFS") or order, on or before December 31, 2000 the sum of Seventy-Five Million Dollars ($75,000,000.00) or such lesser principal amount as has been advanced to Maker and not repaid under the terms of the Amended and Restated Loan and Security Agreement dated as of October 1, 1994 between Maker, DFS and Deutsche Financial Services, a division of Deutsche Bank Canada, successor-in-interest to ITT Commercial Finance, a division of ITT Industries of Canada, Ltd. ("DFSC"), as amended (the "Agreement"), together with interest thereon at a rate determined in accordance with Section 2.1.1. of the Agreement, which section and referenced sections therein is hereby incorporated as if originally set forth herein.

     The principal portion of this note not paid when due shall, at the option of holder, bear late charges thereon calculated at Prime Rate (as defined in the Agreement) plus Three percent (3.0%) per annum. Maker promises to pay the reasonable attorney's fees and expenses, if placed in the hands of an attorney for collection. This Note is made pursuant to the Agreement. Reference is made to the Agreement for a description of the terms and conditions of the indebtedness evidence hereby and the circumstances under which the maturity of such indebtedness may be accelerated. The holder hereof may grant to the Maker, any endorsers and any other persons obligated hereon, extensions of time for payment of this Note and/or the maturity of any installment or installments, in whole or in part, without limit as to the number of extensions or the period or periods thereof and without waiving any rights to enforce payment of any other installment or other obligation hereunder.

     Maker hereby waives presentment and demand for payment, protest and notice of nonpayment and protest and consent that the holder hereof may, without notice to and without releasing the liability of the undersigned hereunder, compound or release, any rights against the Maker or any endorser(s) and grant extensions of time as provided in this Note.

     Maker waives any right to trial by jury in connection with any action on this Note.

     This Note shall be governed by the laws of the state of Missouri.

GEHL COMPANY                       HEDLUND MARTIN, INC.

By: s/s W.D. Gehl                  By: s/s W.D. Gehl
Its: President                     Its: President
Date: 2/5/98                       Date: 2/5/98

By: s/s Kenneth P. Hahn            By: s/s Kenneth P. Hahn
Its: Vice President                Its: Treasurer
Date: 2/5/98                       Date: 2/5/98

GEHL POWER PRODUCTS, INC.          MUSTANG MANUFACTURING COMPANY, INC.

By: s/s W.D. Gehl                  By: s/s W.D. Gehl
Its: President                     Its: Chairman of the Board
Date: 2/5/98                       Date: 2/5/98

By: s/s Kenneth P. Hahn            By: s/s Kenneth P. Hahn
Its: Treasurer                     Its: Vice President
Date: 2/5/98                       Date: 2/5/98

MUSTANG FINANCE, INC.

By: s/s W.D. Gehl
Its: Chairman of the Board
Date: 2/5/98

By: s/s Kenneth P. Hahn
Its: Vice President
Date: 2/5/98


Negotiable and payable                  Notices to:
at the office of:

Deutsche Financial Services Corporation Deutsche Financial Services Corporation
P.O. Box 31626                          655 Maryville Centre Drive
St. Louis, MO 63131                     St. Louis, MO  63141-5832